Exhibit 12

GTE Florida Incorporated and Subsidiaries
STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)

                                                           Nine Months Ended          Nine Months Ended
                                                          September 30, 1997(a)       September 30, 1997
Net earnings available for fixed charges:
  Income from continuing operations                       $           146,902         $         146,902
  Add - Income taxes                                                   96,004                    96,004
      - Fixed charges                                                  57,661                    97,594
                                                          -------------------         -----------------
Adjusted earnings                                         $           300,567         $         340,500
                                                          ===================         =================

Fixed charges:
  Interest expense                                        $            50,109         $          90,042
  Portion of rent expense representing interest                         7,552                     7,552
                                                          -------------------         -----------------
Adjusted fixed charges                                    $            57,661         $          97,594
                                                          ===================         =================

RATIO OF EARNINGS TO FIXED CHARGES                                       5.21                      3.49


(a) Excludes $39.9 million of interest expense associated with commercial paper issued by the Company's wholly-owned subsidiary, GTE Funding Incorporated (GTE Funding), on behalf of GTE's other domestic telephone operating subsidiaries. This interest expense is approximately equal to the interest income received by the Company on affiliate notes between GTE Funding and such domestic telephone operating subsidiaries. GTE Funding provides short- term financing and investment vehicles and cash management services for the Company and six other of GTE's domestic telephone operating subsidiaries, each of which is contractually obligated to repay all amounts borrowed by it from GTE Funding.